Exhibit 99.1

Elbit Systems Ltd.

2018 Equity Incentive Plan for Executive Officers

1.         Name. This plan, as adopted by the Board of Directors (the "Board") of Elbit Systems Ltd., (the "Company") on February 27, 2018, and as amended from time to time, shall be known as the "Elbit Systems Ltd. 2018 Equity Incentive Plan for Executive Officers" (the "Plan").

  2.         Purpose of the Plan. The purpose of this Plan is to enable the Company to link the compensation and benefits of its Executive Officers with the future growth and success of the Company and its Affiliates and with long-term shareholder value.

3.         Headings and Definitions
3.1.         The section headings are intended solely for the reader's convenience and in no event shall they constitute a basis for the interpretation of the Plan.

3.2.         In this Plan, the following terms shall have the meanings set forth beside them:

"Administrator"	the Board or, subject to Applicable Law, the Company's incorporation documents and delegation by the Board - the Compensation Committee of the Board;
"Affiliate"	Each Subsidiary and any company in which the Company or a Subsidiary owns, directly or indirectly, ownership rights;
"Applicable Law"
The laws of the state of Israel applicable to the administration of equity incentive plans which include the Plan, any applicable laws, rules and regulations applicable to the Options granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time in Israel, including any TASE rules or regulations;

"Award Agreement"	A written agreement between the Company and a Participant or a notice provided by the Company to a Participant, setting forth the terms and conditions under which Options are granted to a Participant;
"Benefit"	The amount determined in accordance with Section 10;

"Cause"
Irrespective of any definition to the contrary in any other document held by a Participant and unless otherwise determined in the Participant's respective Award Agreement, the term Cause, when used herein shall include any of the following:
(a) an act or omission of, or by, the Participant, that is detrimental to the Company and/or an Affiliate, including, but not limited to: dishonesty toward the Company/Affiliate, insubordination, substantial malfeasance or nonfeasance of duty, unauthorized disclosure of confidential or proprietary information and any other conduct substantially prejudicial to the business of the Company/Affiliate;

(b) any substantial breach by the Participant of (i) his or her employment agreement or engagement arrangements, or (ii) any other obligations toward the Company/Affiliate;
(c) circumstances justifying the revocation and/or reduction of a Participant's entitlement to severance pay under Applicable Law, including where relevant, pursuant to Sections 16 or 17 of the Severance Pay Law, 1963; or
(d) any other reason which is defined as Cause in the Participant's personal employment contract or engagement arrangements or is defined as such in the Company's or Affiliate's internal procedures;
For the avoidance of doubt it is clarified that the determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Administrator and shall be final and binding on the Participant;

"Change of Control"	Any transaction or event involving the Company following which there is a change in the control of the Company as the term "Control" is defined in the Israeli Securities Law 1968;

"Compensation Committee"	The compensation committee established by the Board in accordance with the provisions of the Companies Law 5759-1999;
"Controlling Shareholder"	A controlling shareholder of the Company as defined in section 32(9) of the Ordinance, as amended from time to time;
"Executive Officers"
The Company's President and CEO and each current or future Executive Vice President of the Company, provided he or she is an Israeli resident and is employed by the Company or a Subsidiary under employment agreement or arrangements and further provided that he or she is not a Controlling Shareholder at the time of grant of Options, or as a consequence of the grant of an Option, as stated in Section 102;

"Exercise Price"
The price determined by the Administrator in accordance with Section 9 below, which shall be used for the purpose of calculating the Benefit and determining the number of Underlying Shares to be issued to the Participant as the result of the exercise of an Option;

"Exercise Notice"	A notice in the form as shall be dictated by the Administrator to be provided by a Participant for the purpose of exercising an Option in accordance with Section 10;

"Expiry Date"
With respect to an Option, and unless otherwise determined in the Award Agreement - 63 months from the Grant Date of the Option, unless terminated earlier due to such Option being fully exercised, or in accordance with Sections 14 and 16;

"Fair Market Value"
Shall mean, as of any date, the value of a Share determined as follows:
(i) if the Shares are listed on the TASE, the Fair Market Value will be the closing  price for one Share as quoted on the TASE for the market trading day prior to time of determination; or
(ii) In the absence of the above, the Fair Market Value of a Share shall be as determined in good faith by the Administrator.

For the avoidance of doubt, and where applicable, the above definition of Fair Market Value shall not apply for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance;

"Grant Date"
The later of (i) the date on which the grant of the Options to a Participant was approved by the Board; (ii) the first trading day after a period of 30 days from the filing of the Plan for approval with the ITA has lapsed; and (iii) where applicable, the date on which the required corporate approvals were obtained;

"Holding Period"	The holding period provided under Section 102 in respect of the "capital gain tax route" or under a tax ruling by the Israeli Tax Authority;
"ITA"	The Israeli Tax Authority;

"Ordinance"	The Israeli Income Tax Ordinance [New Version], 1961, as amended from time to time;
"Option"	An option to purchase one Share, granted to a Participant, subject to the provisions of this Plan and the applicable Award Agreement; under Section 102;
"Participant"	An Executive Officer to whom an Option under the Plan was granted;
"M&A Transaction"
Any of the following (yet excluding any Structural Change or Spin-off Transaction):
(a) a sale of all or substantially all the assets of the Company and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiary of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries;
(b) a merger (including a reverse triangular merger), consolidation, amalgamation or like transaction of the Company with or into another entity or a scheme of arrangement for the purpose of effecting such; or
(c) a sale (including an exchange) of all or substantially all of the share capital of the Company to a third party unrelated to the then current shareholders of the Company, whether by a single transaction or a series of related transactions or within the scope of the same acquisition agreement; or
(d) Any other transaction or set of circumstances that is determined by the Board, in its discretion, to be a transaction having a similar or comparable effect.

The Board may, at its discretion and subject to a specific Board resolution to that effect, expand the definition so as to include also any purchase by a current shareholder of the Company (whether directly or indirectly) of all of the share capital of the Company not owned by such shareholder or its affiliates prior to such acquisition:

"NIS"	New Israeli Shekels;

"Section 102"	Section 102 of the Ordinance and the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees) 2003, as amended from time to time;
"Share"	An ordinary share of the Company, nominal value 1.00 NIS;
"Spin off Transaction"
Any transaction in which assets of the Company are transferred  or sold to a company or corporate entity in which the shareholders of the Company hold the same respective ownership stakes they are then holding in the Company;

"Structural Change"
Any re-domestication of the Company, share flip, creation of a holding company for the Company which will hold substantially all of the shares of the Company or any other transaction involving the Company in which the shares of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the share capital of the surviving, acquiring or resulting corporation;

"Subsidiary"	Any Israeli resident Company wholly owned, directly or indirectly by the Company;

"Successor Company"
Shall mean any entity with, or into, which the Company is merged or consolidated, or to which certain operations or certain assets of the Company are transferred, or which purchased substantially all the Company's assets or shares, including any parent of such entity;

"TASE"	The Tel Aviv Stock Exchange Ltd;
"Tax"
Any applicable tax and other compulsory payments such as social security and health tax contributions (including interest and/or fines of any type and/or linkage differentials) required to be paid under Applicable Law in relation to the Options, the Underlying Shares or the rights deriving from any of them;

"Termination"
The termination of employment relations, or the occurrence of any termination event as set forth in the Participant's Award Agreement;

For the purpose of this plan the following shall not be considered as Termination: – paid vacation, sick leave, paid maternity leave, infant care leave, medical emergency leave, military reserve duty, or any other leave of absence authorized in writing by the Administrator;

Termination shall not include any transfer of a Participant between the Company and any Affiliate or between Affiliates;

"Termination Date"
The first day on which there are no longer employment relations between the Participant and the Company or an Affiliate, for any reason whatsoever; however for the purpose of Termination for Cause, the Termination Date is the date on which a notice regarding such Termination was sent by the Company or an Affiliate, to the Participant;

"Transfer"	With respect of any Option or Underlying Share – the sale, assignment, transfer, pledge, mortgage or other disposition thereof or the grant of any right to a third party thereto;
"Trustee"	The trustee appointed by the Company in accordance with Section 102;
"Underlying Shares"	Shares issued or issuable upon exercise of Options in accordance with the Plan

"Vesting Date"	The date on which an Option becomes vested, as determined in accordance with this Plan and set forth in the Award Agreement.

4.         Administration of the Plan

4.1.         Following adoption of the Plan by the Board and delegation of powers to the Administrator, the Administrator shall have the power to administer the Plan.

4.2.         Subject to the provisions of the Plan, Applicable Law and the Company's incorporation documents, the Administrator shall have the authority, at its discretion but subject to receipt of additional corporate approvals as may be required by Applicable Law: (i) to grant Options to Participants; (ii) to determine the terms and provisions of each Option granted (which need not be identical), including, but not limited to, the number of Options to be granted to a Participant, the vesting and/or exercise conditions; (iii) to amend, modify or supplement (with the consent of the applicable Participant, if such amendments adversely affect the terms of the already granted Options), the terms of each outstanding Option, unless otherwise specified under the terms of the Plan; (iv) to interpret the Plan; (v) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Award Agreements; (vi) to authorize conversion or substitution under the Plan of any or all Options or Underlying Shares and to cancel or suspend Options, as necessary, provided that, if such action is not specifically allowed under the terms of this Plan, any material harm to the interests of the Participants caused thereby shall be subject to the consent of the Participants; (vii) to accelerate or defer (and when so required under the Plan, with the consent of the Participant) the vesting schedule of any previously granted Options; (viii) to determine the effect of any increase or decrease in the scope of engagement of a Participant on the vesting schedule of previously granted Options; (ix) to authorize any person to execute on behalf of the Company any instrument required to give effect to the grant of an Option already granted; and (x) to make all other determinations deemed necessary or advisable for the administration of the Plan.

4.3.         All decisions, determinations, and interpretations of the Board and/or the Administrator, as applicable, shall be final and binding on all Participants or a respective Participant' as the case may be.

5.         Eligibility. Options may be granted only to Executive Officers, provided that if employment of a respective Executive Officer has not yet commenced on the date the grant of the Options was approved by the Board, the Grant Date will be postponed to and be effective on, the first day of commencement of employment.

6.         Options and Underlying Shares Reserved for the Plan. The pool for the purpose of granting Options under this Plan shall consist of 1,000,000 Options. The Company shall at all times reserve and keep available such number of Underlying Shares as shall be sufficient to satisfy such number of Options, subject to any adjustment made to the share capital of the Company by way of share split, reverse share split, distribution of share dividend or similar recapitalization events, at any time hereafter. The Underlying Shares may be authorized but unissued ordinary Shares, or reacquired ordinary Shares of the Company. If an Option expires or becomes un-exercisable for any reason without having been exercised in full, the respective Option and corresponding Underlying Shares shall, unless the Plan shall have been terminated or expired, become available for future grants under the Plan.

7.         Grant of Options

7.1.         Options granted pursuant to the Plan from time to time, shall be evidenced by a written Award Agreement. Each Award Agreement shall state, among other matters, the number of Options granted, the Vesting Dates, the Grant Date, the Exercise Price and such other terms and conditions as the Administrator at its discretion may deem applicable, provided that they are consistent with the terms of the Plan.

7.2.         The Options specified in the Award Agreement, and any Underlying Shares issued in respect of such Options shall be subject to the Trustee's trusteeship, as provided in Section 14 below. Each grant of an Option shall be subject to compliance with the conditions of Section 102.

8.         Vesting.

8.1.         The Options granted under an Award Agreement shall vest, subject to continued employment of the Participant with the Company or a Subsidiary and further pursuant to provisions of Section 8.3, as follows:

(a) 40% of the Options - on the second anniversary of the Grant Date;
(b) the remaining 60% - on the third, fourth and fifth anniversary of the Grant Date, respectively, 20% on each such date.
No Option shall be exercised after the Expiry Date.

8.2.         Unless otherwise determined by the Administrator, the vesting of granted Options shall be postponed during any un-paid leave of absence. Upon return to service, the vesting shall continue and each of the remaining Vesting Dates as well as the respective Expiry Date shall be postponed by the number of days of such period of un-paid leave (i.e. shifting the entire remaining vesting schedule and extending it by the number of unpaid leave days). Despite the aforementioned, it is clarified that the following shall not postpone the vesting of the Options: paid vacation, paid sick leave, paid maternity leave, infant care leave, medical emergency leave, military reserve duty and any other authorized personal leave.

8.3.         The transfer of a Participant to an Affiliate or vice versa shall not affect the vesting of the Options or the Vesting Dates. Any tax consequences resulting from such a transfer, if any, will be borne solely by the Participant.

9.         Exercise Price, The Exercise Price of an Option shall be denominated in USD and shall equal the higher of:

(a) the sum, in USD, resulting from converting the NIS Average Price into USD using the USD Average Rate, where:
"NIS Average Price" means the average of the closing share prices of a Share on the TASE, during the period of 30 (thirty) trading days ("Calculation Period") preceding, but not including, the date on which the grant of the Options to the Participant was approved by the Board ("Date of the Board's Resolution"); and
"USD Average Rate" means the average of the NIS/USD exchange rates for the corresponding Calculation Period, determined by using the NIS/USD representative rate of exchange as published by the Bank of Israel on each trading day during the Calculation Period and, if no exchange rate was published on a trading day, the most recent so published exchange rate; or

(b) the closing share price of one Share on the TASE on the last trading date preceding the Date of the Board's Resolution", converted into USD using the NIS/USD representative rate of exchange most recently published by the Bank of Israel prior to the Date of the Board's Resolution.

10.       Exercise of Options

10.1.       Unless otherwise determined by the Administrator and provided the Shares of the Company are still traded on the TASE, all Options shall be exercised using a "Net-Exercise Mechanism" which shall operate as follows : the Participant shall submit to the Trustee in such form as shall be provided by the Trustee, an Exercise Notice which shall include among others, the following particulars: (i) the number of the vested Options to be exercised and (ii) the aggregate Exercise Price of all of the Options to be exercised. Unless otherwise instructed by the Company, the Trustee shall calculate the Benefit which is the difference between (i) the aggregate Exercise Price of all of the Options being exercised (converted into NIS by using the NIS/USD representative rate of exchange as published by the Bank of Israel and applicable on the date the Company received the Exercise Notice) and (ii) the aggregate Fair Market Value of the Underlying Shares of the Options being exercised as of the date the Exercise Notice was received by the Trustee. The Trustee shall thereafter request the Company to issue the Participant (or the Trustee) as applicable that number of whole Shares ("Issuable Underlying Shares") received by dividing the Benefit with the Fair Market Value, of one Share as of the date of receipt by the Trustee of the Exercise Notice (the "Net Exercise Mechanism").

Calculation Formula:

A = the number of Options the Participant requests to exercise as written in the Exercise Notice;
B = the Fair Market Value on the Exercise Date;
C= the Exercise Price of each Option in NIS.

Benefit = A x ((B-C)/B)

10.2.       Timing of exercise: Options may only be exercised on a day on which Shares are tradable on the TASE, provided however that the exercise of Options shall not be allowed on a day that is the "determining date" (as defined in the TASE regulations - היום הקובע) of any of the following events ("Company Events"): distribution of bonus shares, offering of rights, distribution of dividend, share split, share consolidation or capital reduction. If the "ex-date" determined by the TASE in accordance with the TASE regulations of a Company Event falls before its determining date, the exercise of Options shall not be allowed on such ex-date as well. Exercise Notice received on a determination dates or an ex-date shall be processed during the next possible day on which Shares are traded on the TASE.

10.3.       Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised in full or in part, subject to the Expiry Date, provided that any fraction of a Share received as the result of the calculation in Section 10.1 above shall be rounded down to the nearest whole number and any difference between the Benefit and the Fair Market Value of the Shares issued shall be paid in cash to the Participant and taxed accordingly. The issuance of Underlying Shares shall be subject to the payment of the nominal value of the Shares being issued and the payment of any Tax due, to the Company's and the Trustee's full satisfaction.

10.4.       Notice of Exercise of Options, which is received by the Company after the Expiry Date, or which relates to Options that have not yet vested, or which do not contain all of the details required by the Exercise Notice form, shall not be accepted and shall have no force whatsoever.

10.5.       The Participant shall sign any document required under Applicable Law, by the Company or by the Trustee for the purposes of issuance of the Underlying Shares.

10.6.       An Option may be subject on the time or times when it may be exercised to such other terms and conditions, not inconsistent with the Plan, as the Administrator may deem appropriate.

10.7.       The exercise of Options under this Section 10 and the tax amounts payable for the sale of issued Underlying Shares shall be subject to the provisions of any tax ruling of ITA received by the Company applicable to the Net Exercise Mechanism.

11.       Non Transferability of Options. Unless otherwise determined by the Administrator, an Option shall not be Transferable by the Participant other than in accordance with section 13 below. Options or rights arising therefrom shall not be subject to mortgage, attachment or other willful encumbrance, and no power of attorney shall be issued in respect thereof, whether such power of attorney enters into force immediately or at a future date.

12.       One Time Benefit. The Options and Underlying Shares are extraordinary, one-time benefits granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under Applicable Law.

13.       Termination of Employment or Engagement.

13.1.       Unvested Options. In the case of Termination, any Option or portion thereof that was not vested as of the Termination Date shall be deemed automatically expired on the Termination Date. Notwithstanding the above and without derogating from the provisions set forth in Sections 13.3 – 13.5 below, the Administrator, may, in circumstances deemed appropriate by the Administrator, at its sole discretion and without it being obligated to do so: (i) accelerate the vesting of all or part of the Options granted but unvested on the Termination Date, in which case, unless prohibited by Applicable Law or any applicable law in a relevant jurisdiction, the provisions of Section 13.2.1 shall apply mutatis mutandis; or (ii) approve the continuation of the unvested Options without expiry such that the Options shall become exercisable on the original Vesting Dates irrespective of termination of employment. Any tax consequences resulting from such determinations by the Administrator will be borne solely by the Participant.

13.2.       Vested Options

13.3.       Termination other than for Cause.

  13.3.1.1.       Unless otherwise determined by the Administrator, in case of Termination other than for Cause, any Option that is vested as of the Termination Date may be exercised solely within the period of time (subject, however, to the provisions of Section 16 below concerning early expiry or other treatment upon certain events) ending on the earlier of (i) ninety (90) days following the Termination Date, or (ii) the Expiry Date, but only to the extent to which such Option was exercisable at the Termination Date. Unless otherwise specified in the Award Agreement, Options not exercised by the Participant within the period of time specified above shall be deemed automatically expired at the end of said period.

13.3.1.2.       Unless otherwise determined by the Administrator, in the event of (i) Termination as a result of the Participant's death or disability or (ii) the death of Participant within the period of time stated in section 13.2.1.1 - the vested Options may be exercised (to the extent exercisable as of the date of death) by the Participant's legal guardian, the Participant's estate, or by a person who acquired the right to exercise the Option by bequest or inheritance, as the case may be, (the "Assignees"), but solely within the period of time (subject, however, to the provisions of Section 16 below concerning early expiry or other treatment upon certain events) ending on the earlier of (1) the date which falls twelve (12) months after the date of death, or as the case may be, the Termination Date due to disability (or such longer or shorter period specified in the Award Agreement, if so specified) or (2) the Expiry Date. Unless otherwise specified in the Award Agreement, Options not exercised by the applicable Assignee within the period of time specified above shall be deemed automatically expired at the end of said period. The Transfer of Options to an Assignee shall be subject to provision by the Assignee of a written notice to the Company to that effect and to the execution by the Assignee of any document required by the Company. All of the terms applicable to the Options, whether under this Plan, the Award Agreement and/or any other document in respect of such Options, shall be binding upon the Assignees.

13.3.1.3.       If the exercise of an Option after the Termination Date or death would be prohibited at any time solely because the issuance of the Underlying Shares would violate requirements of Applicable Law, then the affected Options shall expire at the end of the period during which the exercise of the Options would not be in violation of such requirements of Applicable Law, provided that in no event will such period exceed, in the event of a Termination - ninety (90) days in the aggregate after the Termination Date and, in the event of death - twelve (12) months after the date of death.

13.3.1.4.       It is clarified that Options or any portion thereof that were not vested on the Termination Date will not continue to vest during each of the periods mentioned in Section 14.2.1 above.

13.3.1.5.       The Administrator shall have the sole authority to extend any of the exercise periods detailed in section 13.2.1 at its sole discretion.

13.3.2.       Termination for Cause. If a Participant's employment or engagement with the Company or an Affiliate is terminated for Cause, any Option or portion thereof that has not been exercised as of the Termination Date, even if vested, shall be deemed automatically expired on the Termination Date.

13.4.       A Participant shall not be entitled to claim against the Company or an Affiliate, that he or she was prevented from continuing to vest Options as of the Termination Date. A Participant shall not be entitled to any compensation in respect of Options that would have vested in his favor had such Participant's employment or engagement with the Company or Affiliate not been Terminated.

13.5.       No Right to Employment, Options or Underlying Shares. The grant of Options, the vesting of any Option or the issuance of an Underlying Share under the Plan shall impose no obligation on the Company or an Affiliate to continue the employment of any Participant and shall not lessen or affect the Company's or an Affiliate's right to terminate the employment of a Participant at any time and/or for any or no reason, with or without Cause, even if such Termination is immediately prior to the vesting of any Option. No Participant or other person shall have any claim to be granted any Option or to the vesting of any Option, whether expired immediately following the grant or prior to vesting thereof. There is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Options and the terms and conditions of Options and the Administrator's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

13.6.       Nothing contained in the Plan shall prevent the Company from adopting, adjusting or continuing in effect compensation arrangements, which may, but need not, provide for the grant of Options or Underlying Shares.

14.       Trust

14.1.        The Options and any Underlying Shares shall be held by the Trustee for the benefit of the respective Participant, in accordance with the provisions of Section 102 in the "capital gain tax route". Each grant and each exercise of an Option or sale or transfer of corresponding Underlying Shares shall be done by, or when applicable, notified to, the Trustee.

14.2.       The validity of any instruction given to the Trustee by a Participant shall be subject to approval of such instruction by the Company. The Company does not undertake to approve instructions given by any Participant to the Trustee, in whole or any part thereof, within any period of time.

14.3.       Subject to the provisions of this Plan, the Options and any Underlying Shares shall not be released from the control of the Trustee, nor shall any of them be Transferred unless the Company and the Trustee are satisfied that the full amounts of Tax due from the applicable Participant under Applicable Law have been paid or will be paid.

14.4.       Subject to the provisions of Section 102, a Participant shall not Transfer or release from the control of the Trustee any Option or any Underlying Share, until the lapse of the Holding Period. Notwithstanding the above, if any such release or Transfer occurs during the Holding Period, the sanctions under Section 102 shall apply to, and shall be borne by, such Participant.

14.5.       As long as the Options and any Underlying Shares are held by the Trustee for the benefit of the Participant, all rights of the Participant in connection with or arising from, the Options and/or the Underlying Shares cannot be Transferred other than by will or Applicable Law of descent and distribution.

14.6.       Without derogating from the aforementioned, the Administrator shall have the authority to determine the specific procedures and conditions of the trusteeship with the Trustee in a separate agreement between the Company and the Trustee, all subject and pursuant to the provisions of Section 102.

14.7.       Should the Options or any Underlying Shares be Transferred by power of a last will or under Applicable Law of decent, the provisions of Section 102 shall apply to the legal heirs or transferees by law of the deceased Participant.

14.8.       Options that do not comply with the requirements of Section 102 shall be considered Non-Approved 102 Options or Options and be subject to tax under Section 3(i) of the Ordinance.

14.9.       Issued Underlying Shares will not be held by the Trustee on behalf of a Participant for a period exceeding one (1) year after the Expiry Date.

15.       Adjustments to the Underlying Shares subject to the Plan

15.1.       Adjustment Due to Change in Capital. If the Shares of the Company shall at any time be changed or exchanged by distribution of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number and class of the Underlying Shares and the Exercise Price of the Options shall be appropriately and equitably adjusted so as to maintain through such an event the proportionate equity portion represented by the Options and the total Exercise Price of the Options, provided, however, that no adjustment shall be made by reason of distribution of subscription rights (rights offering) on outstanding Shares or other issuance of shares by the Company. Fractions of Underlying Shares shall be treated as follows: a right to receive 0.5 or more of a Share shall be converted into one Share and a right to receive less than 0.5 of a Share shall be extinguished without issuing any Shares. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Options and Underlying Shares.

15.2.       Adjustment Due to a Structural Change. In the event of a Structural Change, the Underlying Shares shall be exchanged or converted into shares of the Company or the Successor Company, in accordance with the exchange effectuated in relation to the Shares of the Company, and the Exercise Price and quantity of Options and Underlying Shares shall be adjusted in accordance with the terms of the Structural Change. The adjustments required shall be determined in good faith solely by the Board and shall be subject to the receipt of any approval required, including any tax ruling, if necessary.

15.3.       Adjustment Due to a Spin-Off Transaction. In the event of a Spin-Off Transaction, the Board may determine that the holders of Options be entitled to receive equity in the new company formed as a result of the Spin-Off Transaction, in accordance with equity granted to the ordinary shareholders of the Company within the Spin-Off Transaction, taking into account the terms of the Options, including the Vesting Dates and the Exercise Price. The determination regarding the Participant's entitlement within the scope of a Spin-Off Transaction shall be in the sole and absolute discretion of the Board.

15.4.       M&A Transaction.

  15.4.1.       Without derogating from the Board's general power under the Plan, in the event of an M&A Transaction, the Board shall be entitled (but not obliged), at its sole discretion, without any action or consent of the Participant being required and without any prior notice requirement, to determine any of the following: (i) provide for an assumption or exchange of Options and/or Underlying Shares for options and/or shares and/or other securities or rights of the Successor Company or parent or affiliate thereof; and/or (ii) provide for an exchange of Options or Underlying Shares for a monetary compensation (including for avoidance of doubt a cash-out of the Options for the net value); and/or (iii) determine that the exchange, assumption, conversion or purchase detailed above will be made subject to any payment or escrow arrangement, or any other arrangement determined within the scope of the M&A Transaction in relation to the ordinary shares of the Company and/or (iv) provide for the acceleration of the vesting of such Options, as to all or part of the Underlying Shares, under such terms and conditions as the Board shall determine. The Board may determine, in its sole discretion, that upon completion of an M&A Transaction, the terms of any Option be otherwise amended, modified or terminated, as the Board shall deem in good faith to be appropriate. In the case of assumption and/or substitution of Options, and unless otherwise determined by the Board, appropriate adjustments shall be made so as to reflect such action and all other terms and conditions of the Award Agreements shall remain substantially unchanged, including but not limited to the Vesting Dates, all subject to the determination of the Board, which determination shall be at its sole discretion and final. The grant of any substitutes for the Options and/or Underlying Shares to Participants further to an M&A Transaction, as provided in this section, shall be considered as full compliance with the terms of this Plan. The value of the exchanged Options and/or Underlying Shares pursuant to this section 15.4.1 shall be determined in good faith solely by the Board, based, among others, on the Company's share price on the TASE, and its decision shall be final and binding on all the Participants.

  15.4.2.       Unless determined otherwise by the Board, and without derogating from the aforementioned, any Options not assumed or exchanged for options and/or shares and/or other securities or rights or not cashed-out, shall expire immediately prior to the consummation of the M&A Transaction. Neither the authorities and powers of the Board under this Section 15.4.2, nor the exercise or implementation thereof, shall be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any Participant or other holder of an Option nor shall any such adverse consequences (as well as any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority) be deemed to constitute a change or an amendment of the rights of such Participant or other holder under this Plan.

  15.4.3.       For the purposes of this Section 15.4, the mechanism for determining the assumption or exchange as aforementioned shall be as may be agreed upon between the Board and the Successor Company.

  15.4.4.       Without derogating from the above, in the event of an M&A Transaction the Board shall be entitled, at its sole discretion, to require the Participants to exercise all vested Options within a set period of time and sell all of their Underlying Shares on the same terms and conditions as applicable to the other shareholders selling their Company's ordinary shares as part of the M&A Transaction. Each Participant acknowledges and agrees that the Board shall be entitled to authorize any one of its members to sign share transfer deeds in customary form in respect of the Underlying Shares held by such Participant and that such share transfer deed shall be binding on the Participant.

  15.4.5.       Despite the aforementioned, if and when the method of treatment of Options within the scope of an M&A Transaction determined according to the above will, in the sole opinion of the Board, may prevent the M&A Transaction from occurring, or materially risk the M&A Transaction, the Board may determine different treatment for different Options, such that not all Options or all Participants will be treated equally within the scope of the M&A Transaction.

  15.4.6.       In the event that the Exercise Price of an Option is higher than the per-share value of the shares of the Company in such an M&A Transaction ("out-of-the-money options"), the Board shall be entitled to cancel and terminate such Option, effective upon consummation of the M&A Transaction, without consideration.

  15.4.7.       In the event that the Options be cancelled upon the M&A Transaction, the Company shall provide notice to the affected Participants in same manner as the notices provided regarding the M&A Transaction to any other shareholders of the Company that are not represented in the Board. Such notice to a Participant shall be sent to the last known address of the Participant according to the records of the Company. The Company shall not be under any obligation to ensure that such notice was actually received by the Participant.

  15.4.8.       It is clarified that this section 15.4 shall apply inter alia in the event of partial transactions which in the aggregate constitute an M&A Transaction in accordance with sub-section (c) of the definition of M&A Transaction, and in each such transaction the Board shall have the full power and authority under this Section 16.4.

15.5.       Change of Control. Without derogating from any of the above, Options held by a Participant whose engagement with the Company or any of its Affiliates is Terminated by the Company or an Affiliate without Cause within a period of 12 months following any Change of Control shall be fully accelerated upon such Termination Date.

15.6.       Liquidation. In the event of the proposed dissolution or liquidation of the Company, all Options will expire immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

15.7.       The Participants shall execute any documents required by the Company or any Successor Company or parent of, or affiliate thereof, in order to affect any of the actions determined within the scope of this section 15. The failure to execute any such document may cause the expiration and cancellation of any Option held by such Participant, as determined by the Administrator in its sole and absolute discretion.

15.8.       Any adjustment according to this Section 15 shall be subject to the receipt of a tax ruling or approval from the tax authorities, if and as necessary.

16.       Taxes and Withholding Tax

16.1.       Options shall be taxed in accordance with Section 102, subject to the provisions of this Plan.

16.2.       Any Tax imposed in respect of the Options and/or the Underlying Shares, including, but not limited to, in respect of the grant of Options, and/or the exercise of Options into Underlying Shares, and/or the Transfer, waiver, or expiration of Options and/or Underlying Shares, and/or the sale of issued Underlying Shares, shall be borne solely by the respective Participant, and in the event of death, by his or her Assignees. The Company, the Affiliates, the Trustee or anyone on their behalf shall not be required to bear the aforementioned Taxes, directly or indirectly, nor shall they be required to gross up such Tax in the Participants' salaries or remuneration. The applicable Tax shall be deducted from the proceeds of sale of the issued Underlying Shares or shall be paid to the Company, the Affiliate or the Trustee by the Participants. Without derogating from the aforementioned, the Company, the Affiliates and the Trustee shall be entitled to withhold Taxes according to the requirements of the Applicable Laws and to deduct any Taxes from payments otherwise due to the Participant from the Company or an Affiliate.

16.3.       The Company's or Trustee's obligation to deliver Underlying Shares upon exercise of an Option or to sell or transfer issued Underlying Shares is subject to payment by the Participant of all Taxes due to be paid by him or her under Applicable Law.

16.4.       A Participant shall indemnify the Company and/or the applicable Affiliate and/or the Trustee, immediately upon request, for any Tax (including interest and/or fines of any type and/or linkage differentials in respect of Tax and/or withheld Tax) for which the Participant is liable under Applicable Law or under the Plan, and which was paid by the Company, the Affiliate or the Trustee, or which the Company, the Affiliate or the Trustee is required to pay. The Company, the Affiliate and the Trustee may exercise such indemnification by deducting the amount subject to indemnification from the Participants' salaries or remunerations.

16.5.       For avoidance of doubt it is clarified that the tax treatment of any Option granted under this Plan is not guaranteed and although Options may be granted under a certain tax route in Section 102, they may become subject to a different tax route in the future.

16.6.       In case ITA determines at any time that Options granted to a Participant are not qualified for the purpose of Section 102, the Company may require the Participant, in case of Termination, to provide the Company and/or the respective Affiliate with such collateral or guarantee as shall be deemed sufficient by the Company, to cover payment of any tax payable in connection with the exercise of granted Options and/or the issuance of the Underlying Shares and/or the sale thereof.

17.       The Rights Attached to the Underlying Shares

17.1.       Equal Rights. The issued Underlying Shares constitute part of the Shares of the Company, and they shall have equal rights for all intents and purposes as the rights attached to the Shares of the Company, subject to the provisions of this Plan and any Award Agreement. The Underlying Shares, being part of the Shares of the Company, shall not be protected against dilution in any manner whatsoever, unless otherwise determined by the Board. It is hereby clarified that the Underlying Shares shall not constitute a separate class of shares, but shall be an integral part of the Company's Shares.

Any change of the Company's Articles of Association or any other incorporation document, which may change the rights attached to the Company's Shares, shall also apply to the Underlying Shares, and the provisions hereof shall apply with the necessary modifications arising from any such change.

The grant of Options and issuance of Underlying Shares under this Plan shall not restrict or prejudice the Company in any way regarding future creation of additional and/or other classes of shares, including classes of shares which are or may become preferred over the currently existing Shares which are offered to Participants as Underlying Shares under this Plan. Subject to Section 16.1 above, the grant of Options and Underlying Shares under this Plan shall not entitle any Participant to receive any compensation in the event of any change in the Company's capital.

17.2.       Dividend Rights. No Participant shall have any rights to receive dividends in respect of any outstanding Options, whether vested or not, until such Options are exercised into Underlying Shares and these Underlying Shares are issued to the Participant or the Trustee. Following the issuance of such Underlying Shares by the Company, such Underlying Shares will entitle the Participant to receive any dividend, to which other holders of Shares in the Company are entitled and the dividends amount will be subject to payment and withholding of taxes according to applicable law.

18.       Changes to the Plan. The Board shall be entitled, from time to time, to update and/or change the terms of this Plan, in whole or in part, at its sole discretion, provided that in the Board's opinion such change shall not materially derogate from the rights attached to the Options already granted under this Plan and/or the applicable Underlying Shares, unless mutually agreed otherwise between the Participant and the Company. The Board shall be entitled to terminate this Plan at any time, provided that such termination shall not materially affect the rights of the Participants to whom Options have already been granted.

19.       Effective Date and Duration of the Plan

19.1.     The Plan shall be effective as of the date it was adopted by the Board and shall terminate Eight (8) years thereafter.

19.2.     Termination of the Plan shall not affect the Board's or Administrator's ability to exercise the powers granted to any of them hereunder with respect to Options granted under the Plan prior to the date of termination.

20.       Successors and Assigns. The terms of the Plan and any Award Agreement issued thereunder as well as the Options included therein shall be binding on all successors and assignees of the Company and a Participant, including, without limitation, the estate of a Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

21.       Miscellaneous

21.1.       Notices. Notices and requests regarding this Plan may be sent by the Company through electronic mail to the email address of the Participant within the Company's or Affiliate's organization email address book. Notices from the Participant shall be sent in writing by registered mail or by courier to the addresses of the Company attention: Corporate Secretary or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, to the Corporate Secretary. Notices sent by the Company shall be made in any manner deemed appropriate by the Company including by way of electronic mail and deemed received by the Participant within three (3) business days following the date on which they were sent if sent by registered mail and deposited for mailing at a post office located in Israel, or on the day of delivery if sent by courier to the addresses of the Beneficiary known to the Company or by electronic mail to the Beneficiary's email address registered with the Company. Notices sent to the Company shall be deemed received three (3) business days following their deposit for mailing at the post office located in Israel and if sent by courier and hand-delivered or sent by facsimile with confirmation of receipt - on the day of delivery (or refusal to receive).

21.2.       This Plan (together with the applicable Award Agreement(s) entered into with any Participant) constitutes the entire agreement and understanding between the Company and a Participant in connection with the grant of Options to a Participant. Any representation and/or promise and/or undertaking made and/or given by the Company or by whosoever on its behalf, which has not been explicitly expressed herein or in an Award Agreement, shall have no force and effect.

21.3.       Governing Law. The Plan shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of law. The competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction to hear all disputes arising in connection with this Plan.

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